Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ardelyx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	26,348,690(3)	$5.905	$155,589,014	$153.10 per $1,000,000	$23,820.68
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	3,000,000(4)	$5.905	$17,715,000	$153.10 per $1,000,000	$2,712.17
Total Offering Amounts					$173,304,014		$26,532.85
Total Fee Offsets							$-(5)
Net Fee Due							$26,532.85

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Amended and Restated 2014 Equity Incentive Award Plan (the “Restated Plan”) or the Amended and Restated 2014 Employee Stock Purchase Plan (the “Restated ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price for shares reserved for future issuance under the Restated Plan and the Restated ESPP are based on the average of the high and the low price of Registrant’s Common Stock as reported on The Nasdaq Global Market on October 31, 2024.

(3)	As described in the Explanatory Note in this Registration Statement, represents (i) an increase of 19,000,000 shares of Common Stock available for issuance under the Restated Plan and (ii) 7,348,690 shares of Common Stock that may become available for issuance as a result of shares subject to outstanding awards under 2016 Employee Commencement Incentive Plan that are forfeited back to or repurchased by the Company because of a failure to vest.

(4)	Represents the shares of the Registrant’s common stock issuable under the Restated ESPP resulting from an increase approved by the Registrant’s stockholders on June 14, 2024.

(5)	The Registrant does not have any fee offsets.